UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 30, 2018
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document, including the answers to questions 1, 2, 7, 8, 10 and 25, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, our consolidated effective tax rate guidance for 2018, estimates of any significant differences between our cash tax rate and book tax rate, decisions related to the extent of our global network locations, our ability to address rates and make adjustments as necessary, and our ability to attract and recruit necessary talent.

SELECTED INQUIRIES RECEIVED THROUGH FEBRUARY 23, 2018

TAX QUESTIONS

NOTE: We received numerous, similar questions on income taxes because of the changes to U.S. tax laws and our current effective income tax guidance of 31% to 34% for 2018. For additional information on our income tax policies, income tax disclosure and discussion, please see Note 1. F. and Note 5 to our consolidated financial statements and page 25 Income Tax Expense in our recently filed Form 10-K. Below is a compilation of those questions.

1.
My back of the envelope math that the approximately 40% of total earnings before income tax that is generated in the US would, in isolation, create a blended rate below the guidance range. Additionally, my understanding was that a significant portion of the earnings before income tax generated outside the US was historically taxed at a rate below the US rate but that Expeditors would deem that income as repatriated and pay to the US the incremental tax due so as to have full access to all cash world-wide. Given the lower US rate, I assumed that earnings before income tax earned outside the US would have also have created meaningful downward pressure on the blended rate. I appreciate that there are still items to be resolved and interpretation and guidance by the Treasury Department to be given, but I am struggling to put the guidance of a 2018 tax rate of 31% to 34% into perspective when I would have expected a rate more in the 23%-26% range which is consistent with your main international competitors tax rates even prior to the US tax law change. Again with corporate tax rates in many countries in which Expeditors operates (e.g. Western Europe, China, Canada) in the mid-twenties or below and a US rate of 21%, I realize that I am missing something pretty meaningful in truing up my expectation and the guidance.

Your understanding of our historical policy is correct. Earnings of our foreign subsidiaries are not considered to be indefinitely reinvested outside of the United States and, accordingly, U.S. federal and state income taxes have historically been provided for all undistributed earnings net of related foreign tax credits. You are also pretty close on the mix of U.S. and foreign earnings before income taxes. In 2017, U.S. earnings before income taxes was 38.5% of total 2017 earnings before income taxes. If one were to assume (i) the same mix of earnings before income tax in 2018, (ii) an effective tax rate of 21% in the U.S. and (iii) an average effective tax rate of 33.9% for foreign subsidiaries (as disclosed in our 2017 Form 10-K foreign tax expense of $150 million divided by foreign earnings before tax of $442 million), it would result in a consolidated effective tax rate of 28.9%. However, this simplified calculation is missing some important items that needed to be considered in our guidance for 2018.

First, our effective foreign income tax rate is composed of two primary types of income taxes - the rate applied to annual earnings in each foreign subsidiary and the foreign taxes withheld when funds are transferred to the parent company. As an example, our earnings in China are taxed at an effective tax rate of 25%. When we repatriate those earnings to the U.S., we incur an additional average withholding tax of 6% when our foreign subsidiary pays a dividend to the U.S. parent. This results in an effective tax rate in China of about 30%. As we disclosed in our most recent Form 10-K, total consolidated foreign income tax expense is composed of the income tax expense of our foreign subsidiaries, as well as income based withholding taxes paid by our foreign subsidiaries, on behalf of its parent, for intercompany payments, including the remittance of dividends. For example, our effective foreign tax rate increased from 30.9% in 2016 to 33.9% in 2017, principally due to withholding tax payments associated with dividend payments from our foreign subsidiaries.

Second, our effective state income tax rate needs to be added to the U.S. effective tax rate. Our state income tax expense in 2017 was $19 million. Applying the new federal tax rate and recognizing that state income taxes are deductible on our U.S. federal income tax calculation, the effective state income tax rate would be approximately 5.5% of U.S earnings before income taxes.

Third, our effective tax rate needs to consider any expenses that will no longer be deductible in our future U.S. tax filings. Examples of these are certain entertainment expenses and compensation paid to Named Executive Officers greater than $1 million.

If we add the three points above to the earlier simplified example, our effective consolidated income tax rate would be just over 31% in 2018. As a result, the provisions of the 2017 Tax Act are expected to reduce our annual effective tax rate to an estimated rate of between 31% and 34%. The ultimate impact on our effective tax rate will largely depend on the mix of pretax earnings that we generate in the U.S. as compared to the rest of the world and the additional factors discussed below.

As we disclosed in our recent Form 10-K, we have recorded provisional amounts during a one year “measurement period.” Provisional amounts include any changes as a result of future guidance and interpretations to be issued and also includes any indirect impacts required to be recorded, including for example amounts recorded for state income taxes. We will finalize our tax positions and calculations when we file our 2017 U.S. tax returns. At that time, we will be able to conclude finally whether any further adjustments are required to our net current and deferred tax accounts in the U.S. as of December 31, 2017, as well as to the provisional liability associated with the one-time mandatory tax. Any adjustments to these provisional amounts will be reported as a component of income tax expense in the reporting period in which any such adjustments are determined, which will be no later than the fourth quarter of 2018.

Significant provisions of the Tax Credit and Jobs Act become effective in 2018, such as an incremental tax (base erosion anti-abuse tax or “BEAT”) on excessive amounts paid to foreign related parties, and a minimum tax on certain foreign earnings in excess of 10 percent of the foreign subsidiaries tangible assets (i.e., global intangible low-taxed income or “GILTI”). We are still evaluating whether to make a policy election to treat the GILTI tax as a period expense or to provide U.S. deferred taxes on foreign temporary differences that are expected to generate GILTI income when they reverse in future years.

2.	How will the U.S. tax changes affect Expeditors nearer‐term?

a.	Book Taxes ‐ Please bridge 2017’s adjusted ~37% effective rate (excluding the $39m one‐time benefit in 4Q) to the 31‐34% rate you guided for 2018.
Please see Note 5 to our consolidated financial statements included in our most recent Form 10-K.

b.	Cash Taxes - How do you expect your cash tax rate to compare to your book tax rate this year?
At this time, we don’t estimate any significant differences between our cash tax rate and book tax rate.

3.	How will the U.S. tax changes affect Expeditors longer‐term?
It is too early to know all of the potential ramifications of the recent changes in U.S. tax law. In particular, however, the change to a territorial tax system in the U.S. is significant and once we understand all the applicable provisions and interpretations, we will evaluate our overall tax strategy.

a.
Book Taxes - You’ve historically accrued a full U.S. deferred tax liability on your foreign earnings, instead of considering foreign profits indefinitely reinvested abroad (and realizing the lower book tax expense that would entail). Does this imply your Federal book tax rate should move closer to the new statutory 21% over time? If so, over what time frame is this likely to take place, and what signposts should investors watch for?

See our responses to questions above.

b.	Cash Taxes - How do you expect your cash tax rate to evolve beyond 2018?
See our response to question 2b above.

4.
Why is your assumed effective corporate tax rate for 2018 (31‐34%) is materially above the 21% US corporate tax rate, considering EXPD has historically recognized its tax expense fully at higher US corporate tax rates?

Please see response to question 1 above.

5.
Why is the effective tax rate expected to be 31% to 34% in 2018 and not lower than that? Given your previously effective tax rate of 37% and because you do business in many countries with lower rates, the guidance range is higher than we expected.

Please see response to question 1 above.

6.
The 2017 reported tax rate was 31.8% (income tax expense $228,212 / pretax income $718,595). Since the U.S. represents 43% of operating income, and the corporate tax rate will be reduced from 35% to 21%, why would your estimate for 2018 effective tax rate of 31%-34% not be lower than it was in 2017?

Please see response to question 1 above.

OTHER QUESTIONS

7.
It feels like international cargo pricing continues to become more transparent, as more freight forwarders post their rates to e‐commerce portals like Freightos, and airlines begin to offer their rates direct to the shipper or portal.

a.	How is greater pricing transparency in the marketplace affecting your business today?
Customers have been participating in bid processes for many years and have had access to pricing all along, through bid processes and other sources. The concept of generic pricing transparency only matters to the extent that pricing has access to space. Our sense is that for the medium to large customer, it is having no impact.

b.
Are customers increasingly pushing Expeditors to quote the individual components of their rate (freight line‐haul cost, handling / consolidation fee, customs services, etc.) rather than an all‐in bundled fee?

This has always varied from customer to customer and from year to year. We have always responded in the way that customers ask us to quote rates and do not see any significant changes.

c.
In your view, if the marketplace evolves into one where forwarders charge a fee for the many value add services you provide shippers, with line‐haul freight costs becoming more of a pass‐through expense, how might forwarders’ market approach and the economics of the forwarding business change?

We have certain margins that we want to achieve as an organization and will appropriately quote and handle business that meets those requirements. While it is difficult to speculate on “what if” questions, we don’t see any major changes necessary to how we conduct our business.

d.	Would your answer to the above questions be much different for air vs. ocean?
The answer is largely the same for both, except that ocean carriers have always quoted directly and many of those quotes are publicly available. In addition, the ocean transportation industry has not experienced the same level of capacity imbalance that the air transportation industry has in recent periods.

8.	As you consider your strategy moving forward, what is the probability it includes a reduction/consolidation in the number of company‐owned locations?

Our current intention is to keep all of our locations and focus on making ongoing improvements in efficiencies, customer service, and profitability. We believe our global network is extremely powerful in providing services, and that local representation is a critical component of what we do. Our model is to be close to the customer so that we can really understand their individual needs. We believe that our decentralized approach that leverages technology puts us closer to the decision-makers, enabling us to provide a higher level of service for our customers.

9.
What has been the market receptivity to Cargo Signal? Do you view the product to be evolutionary or revolutionary as it relates to your go‐to‐market strategy? Its formal launch was relatively recently (September 2017), but did 4Q17’s market dynamism provide shippers evidence of its uniqueness - and perhaps confidence of incremental share gain potential for EXPD in 2018 and beyond?

Cargo Signal is evolutionary in that we are collecting data using IoT (Internet of Things) devices. It is revolutionary in how we have integrated our operational staff and systems with carrier partners, device manufacturers, and customs authorities.

We have been pleased with the initial uptake and interest, both from those interested in traditional securityand from those who want to monitor such things as temperature. Regarding incremental share gains, we believe it is much too early to understand its overall impact. But the product is growing and is being well received.

10.
How far along is EXPD with implementing those rate adjustments discussed in the 2Q17 earnings release? How much more opportunity is there to continue that initiative in light of the current ocean and air freight markets globally?

We believe we did a very good job in the second half of 2017 to bring rates in line with market conditions, having completed most of the rate increases in the 3rd and 4th quarters. It is an ongoing process. As the next round of RFQs are just starting to circulate, we will adjust rates as needed throughout the first half of 2018. And as the market continues to change, we remain focused on opportunities to address rates and make adjustments as necessary.

11.
Can management start giving investors the number of shipments that EXPD forwards each quarter? That would be helpful in better understanding the cost per shipment and therefore be a good tool to monitor the company’s efficiency improvements.

We view that information as competitively sensitive and do not intend to disclose it.

12.	Are there any updates on Phil Coughlin’s strategy group? Any specific initiatives the company is exploring that you’re willing to share with us?

We won’t speak about specific opportunities because we believe that information is also sensitive from a competitive standpoint. However, we will say that Phil Coughlin, our Chief Strategy Officer, has built out our team, designed our methodology, analyzed market data and activity, and is now focused on proving out ideas that will add value to our future. We can also say that we are exercising discipline in our approach and will invest in ideas that demonstrate the highest real promise for future growth.

13.	Can you please discuss what is driving the growth in Customs? How does the operating margin for the Customs business compare to the Air and Ocean segments?

Customs Brokerage and other services also includes Transcon and Warehousing and Distribution, both of which performed well throughout the year on increased volumes, particularly in North America and in Europe. Customers continue to seek out customs brokers with sophisticated computerized capabilities critical to an overall logistics management program, including rapid responses to changes in the regulatory and security environment. North America net revenues increased 11% in 2017, as compared with 2016, primarily as a result of higher volumes from existing and new customers in road freight and Customs Brokerage services. Europe net revenues increased 12% due primarily to growth in import services, road freight, and Warehousing and Distribution services.

14.	Where did EXPD see the tightest capacity for air freight during 4Q17 and how has that trend developed in early 2018?

From what we understand, our capacity constraints were similar to what the rest of the industry was experiencing. Capacity was particularly constrained in Asia, Europe, and India, with some tightness in the U.S. Regarding 2018, we do not discuss current-period activity.

15.
Is EXPD participating in the Port of LA/GE Transportation information portal initiative, the “system of systems”? They are citing an 8-12% improvement in productivity at the port and it sounds like this tool could be rolled out to additional ports in the near term. If that’s the case, are there direct implications for EXPD?

We are not participating directly in this particular program. But we are in favor of any program that improves the process of moving our customers’ freight through the terminals.

16.
What is EXPD’s view on the IBM/Maersk blockchain joint venture? Are you participating in the testing? You said in your last Q&A 8-K that you’re monitoring developments closely so if you could give us your assessment of such developments we would appreciate it.

It is not our practice to comment on mergers, acquisitions or joint ventures that occur in our industry. Technology is a differentiator for Expeditors and we continually invest in technology, enabling continuous improvement and innovation. Blockchain, and other emerging technologies, continue to be areas of focus for us as we monitor, invest, and engage in shaping the supply chain and logistics outcomes that these technologies enable.

17.	What drove the profit margin improvement in the US and Other NA regions? What is driving the decline in South Asia and how is the company addressing that?

Profitability in the U.S. and other North America regions improved during the quarter primarily because of our efforts to bring rates in sync with market conditions. We grew airfreight tonnage and ocean container volume, while also improving net profit per kilo and per container. Profitability in South Asia was impacted by higher buy rates because of tighter capacity, which has been outpaced by the growth in demand.

18.	Is management considering hosting another investor day in the near future?

We hosted our last event in 2015 to introduce our investors to our then-newly appointed CEO and a number of our other senior executives who had also been appointed to new positions. We continue to discuss this internally and look forward to hosting another event when the time is right.

19.	What are the company’s key challenges today vs. one year ago?

Our key challenges today are the same today that they were a year ago, as we strive to continue to increase efficiency, grow profitability, and execute against our key strategic initiatives. We intend to remain focused on those things that we can control.

20.
The cash flow statement indicated proceeds from the sale of property and equipment of $84.062M which nearly offset the annual capital spending of $95.0M. What was sold, why was it sold, and was there a gain or loss on the property? What is your estimate for capital spending for 2018?

We completed the sale of land and buildings in Miami, Florida, which resulted in net cash proceeds of approximately $84 million. The decision to sell these assets was largely based upon changes in local operational requirements and our intended use of the property. The property had a net book value of $80 million and was sold in December 2017 for a $4 million gain, which is reported in the United States segment within other operating expenses. We also noted in the 10-K that our total anticipated capital expenditures in 2018 are currently estimated to be $75 million.

21.
Net revenue growth expanded to 14.6% but was almost entirely offset by operating expense growth of 14.1%, principally from higher Salaries which expanded 80bp as a percent of revenue to 53.6%. Was this due to a catch-up for incentive comp?

The increase in salaries and related costs was primarily due to an increase in headcount, higher salaries and benefits, and an increase in bonuses based on higher operating income.

22.	Can you provide some color on your capex spending. It has appeared to step up meaningfully for the construction of a building in Europe - what will the building be used for?

Capital expenditures in 2017 related primarily to continuing investments in technology, the substantial completion of the construction of a building in Europe, office furniture and equipment and leasehold improvements. Occasionally, we elect to purchase buildings to house staff and to facilitate the staging of customers’ freight. In 2016, we completed a land acquisition, for which the funds had been deposited into escrow in 2014, and initiated building construction for the aforementioned building in Europe, which we completed in early January of 2018.

a.	Additionally, it looks like capex has declined in North America. Can you explain why it has decreased in the N.A. region, while increasing overall?
Capital expenditures in North America decreased $11 million in 2017, compared to 2016, and was primarily due to the timing of purchases and operational needs. The overall increase was primarily due to the substantial completion of the construction of a building in Europe.

23.	Can you talk about initiatives within IT? How much of your capex spend is allocated to technology improvement and innovation, and can you provide some detail on the specific IT investments?

We believe that it is a competitive advantage to focus on organic growth and to utilize an enterprise technology platform designed and built by logistics technology professionals for logistics professionals. Our technology platform is built on principles of innovation, agility, collaboration, performance and consistency across the Expeditors global network to meet diverse and complex global logistics and supply chain needs. Our technology platform is designed, coded, tested and implemented by the collaborative efforts of our logistics industry and information technology professionals. Internally developing, maintaining and enhancing technology capabilities is in keeping with Expeditors' long-held belief that it is best not to outsource core functions, with information systems being one of those core functions.

Expeditors also believes that having a single, uniform, globally-connected platform, driving logistics operations, and providing comprehensive visibility and advanced analytics creates greater efficiency and value, particularly as the value of timely data and insights into that data are increasingly important.

Our Information Systems group consists of over 850 employees at December 31, 2017. While our Information Systems group has many different initiatives, we view these investments as competitively sensitive and therefore we do not intend to disclose specifics.

24.	The airfreight segment performed well during Q4. How sustainable is the strength in airfreight in 2018?

a.	Specifically, do you expect meaningful volume growth within the airfreight segment?

b.	And do expect to continue expanding net revenue margins in 2018?
We do not project future volume growth or speculate on margins.

25.
The operating leverage was strong in Q4 ‐ helped in part by productivity gains in terms of net revenue/avg employee and EBIT/avg employee. Did you see similar significant improvement in your internal productivity metrics? Should we expect continued moderation in y/y headcount additions?

We are always focused on improving productivity, as demonstrated by our growing volumes faster than headcount. Net revenue per employee is driven by the market, which is determined by buy and sell rates. The bulk of our headcount is in the field at the district-level, except for IT at corporate headquarters. We will continue to grow headcount as necessary at the districts to handle increased volumes. In addition, we expect to continue to invest in IT, which is critical to our ongoing success.

26.
Are you able to provide 4Q net revenue per kilo and net revenue per container for years 2015-2017? You provide this for the first three quarters of the year, but only provide annual numbers in the 10-K.

We believe you are referring to the percentage change in net revenue per kilo and net revenue per container, as we have never disclosed net revenue per kilo and net revenue per container.

Airfreight services net revenue in the fourth quarter of 2017, compared to the same period of 2016, increased 26%, primarily due to a 6% increase in tonnage and a 14% increase in net revenue per kilo. Ocean freight consolidation net revenue increased 2% primarily due to a 1% increase in containers shipped and a 2% increase in net revenue per container.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

March 30, 2018	/s/ JEFFREY S. MUSSER
Jeffrey S. Musser, President, Chief Executive Officer and Director

March 30, 2018	/s/ BRADLEY S. POWELL
Bradley S. Powell, Senior Vice President and Chief Financial Officer